Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

____________________________

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended

December 31, 2024

____________________________

MCI INCOME FUND VII, LLC

(Exact name of issuer as specified in its charter)

____________________________

Delaware	92-0274196
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201

(Full mailing address of principal executive offices)

(888) 418-3730

(Issuer’s telephone number, including area code

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 1-K (this “Annual Report”) of MCI Income Fund VII, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict”, or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements.

Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity, and prospects include, but are not limited to, the factors referenced in our offering circular on Form 1-A/A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 14, 2024, as originally qualified on July 25, 2024 (the “Offering Circular”), under the caption “Risk Factors” and which are incorporated herein by reference https://www.sec.gov/Archives/edgar/data/1954416/000168316824008132/mci_vii-1apos4.htm

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained or incorporated by reference in this Annual Report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Annual Report. The matters summarized below and elsewhere in this Annual Report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, or otherwise.

ii

ITEM 1. BUSINESS

As used herein, “we,” “us,” “our,” the “Company”, and similar references refer to MCI Income Fund VII, LLC. References to “Manager” and “MCI” refer to Megatel Capital Investment, LLC, the Company’s manager and sponsor of the offering of securities described in the Offering Circular and as further discussed herein. References to “Megatel” refers to Megatel Homes, LLC, a Texas limited liability company; Megatel Holdings, LLC, a Texas limited liability company; and Megatel Homes III, LLC, a Texas limited liability company, and any wholly-owned subsidiaries of such entities and affiliates.

General Company Information

MCI Income Fund VII, LLC, a Delaware limited liability company, was formed on August 26, 2022, for the purpose of originating loans, collateralized by residential and commercial real estate in the United States of America. We are a wholly owned subsidiary of MCI Holdings, LLC. We are managed by our Manager, which is owned 50/50 by Armin Afzalipour (also known as Zach Ipour) and Arash Afzalipour (also known as Aaron Ipour). We do not have any employees. We rely on the employees of our Manager and its affiliates for the day-to-day operation of our business.

Our principal executive office is located at 2101 Cedar Springs Road, Suite 700, Dallas, Texas 7520, and our telephone number is (888) 418-3730. For more information on our Sponsor or Manager, its website is www.MCIinvest.com. The information on, or otherwise accessible through, our Sponsor’s website does not constitute a part of this Annual Report.

Business Plan Overview

The Company’s plan is to originate, acquire, and manage residential and commercial real estate loans and securities to provide secured financing exclusively to MCI Development 1, LLC, a Wyoming limited liability company (the “Developer”) for: (A) the acquisition of land and the development of single-family homes and condominiums, multi-family residential communities, and commercial or mixed-use facilities to be marketed for sale; and (B) the acquisition of single-family homes; existing multi-family properties and/or existing commercial properties for their redevelopment and sale. We will provide this financing through multiple loans (the “Loans”) to the Developer or its wholly-owned subsidiaries, each referred to as a “special purpose entity”, or “SPE”, formed to hold title to the subject real estate and project being financed. Each SPE of the Developer may also be referred to herein as “Borrower” or multiple SPE’s collectively as “Borrowers.”

Each Loan to an SPE of the Developer will be underwritten, secured, and documented in accordance with the Company’s Loan Policies and Procedures. Each potential Loan to an SPE of Developer, if conforming to the lending criteria requirements of the Loan Policies and Procedures, will be approved by the Manager. We anticipate that the terms of the Loans, including the interest rates, will generally conform with the terms described in our Offering Circular. We will seek to set interest rates that reflect the market interest rates for loans of the same or similar type and purpose, but such rates are subject to change by the Manager at its sole discretion. We anticipate that Loans will be structured typically to mature on June 30th of the fourth year following the year the respective note memorializing he applicable Loan was issued, provided however, that the SPE has the right to request two additional three-year term extensions of the relevant Loan, on or after the initial loan maturity date. Moreover, the SPE will have the ability, in its sole discretion, to pay principal and/or interest on the outstanding principal balance of the relevant Note without prepayment fee or penalty. We anticipate that Developer will have a limited guaranty on any principal outstanding on any Loan to an SPE. These limited guaranties from the Developer will not include interest on the Loans, nor will the Loans be cross collateralized amongst the assets of the various SPEs or any other entity. An interest reserve intended to cover debt service payments under the Loan shall be included in the budget for each development and/or construction project and will be funded from the proceeds of the applicable Loan, as needed.

Although we may provide Loans for real estate projects anywhere in the continental U.S., we expect the vast majority of the assets underlying our Loans to be concentrated in Texas, and specifically in the Dallas/Fort Worth area and mostly related to residential real estate. These types of investments may result in defaults on a number of the Loans within a short time period, which could adversely affect our results of operations and financial condition. In addition, because of asset concentrations, even modest changes in the value of the underlying real estate assets could have a significant impact on the value of the Loans. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our Bondholder’s investments could vary more widely than if we invested in a more diverse portfolio of Loans.

1

Underwriting Procedures; Lending Criteria

When an SPE of Developer is seeking to borrow funds from us, the Borrower will be responsible for preparing the respective loan application packet, including supporting documents such as a budget and appraisal, and an authorized representative of Borrower will certify that the Borrower is compliant with the terms of the Loan Policies and Procedures. The loan application will then be provided to our Manager for review and approval.

Each potential Loan to an SPE of Developer, if conforming to the lending criteria requirements, will be approved by the Manager. Once approved, we will engage the title company of our choice to prepare for closing. Currently, we use MH Title, LLC, an affiliate of the Company. At or prior to closing, we will require Borrower to execute a promissory note, deed of trust, and for Loans involving real property to be developed, redeveloped, and/or constructed, a construction loan agreement. At closing, we will fund the requested loan in accordance with the closing instructions. For Loans that include funds that will be used for development, redevelopment, and/or construction efforts, we will provide subsequent draws based on the construction loan agreement and subsequently received requests and approvals. Please see the Loan Policies and Procedures attached as an exhibit to the Offering Circular for additional information.

Loan Collateral

The Loans typically will be secured by a Deed of Trust similar in form attached as an exhibit to the Loan Policies and Procedures attached as an exhibit to the Offering Circular. In the event of an acquisition conducted through the acquisition of ownership interests in an SPE holding title to underlying real estate, the Borrower will be required to enter into a collateral pledge of membership interests in the respective SPE to us, similar in form attached as an exhibit to the Loan Policies and Procedures attached as an exhibit to the Offering Circular. Loans may also include the purchase and assignment of a lien held by another lender.

The Loans can either in be first-priority lien position or subordinated to lien positions of other creditors. We anticipate that Loans made for the purpose of purchasing lots (which are often purchased in groups based on a lot takedown schedule with the developer) and constructing single-family homes thereon, will generally be secured by a first priority lien. We anticipate that Loans made for the purpose of purchasing raw land and the subsequent subdivision developments to generally be secured by a subordinate lien to a third-party bank lender. If we decided to lend on a multi-family or other commercial asset, we also anticipate that these Loans would likely be secured by a subordinate lien to a third-party bank lender. To the extent that our Loans are secured by a collateral pledge of the membership interests in an SPE, our security interest therein will be constructively subordinated to any lien interest in title to the applicable the real estate held by a creditor.

We anticipate that Developer will have a limited guaranty on any principal outstanding on any Loan to an SPE. These limited guaranties from the Developer will not include interest on the Loans, nor will the Loans be cross collateralized amongst the assets of the various SPEs or any other entity. Notwithstanding the foregoing, we have broad discretion over the use of proceeds from this offering, and we will make Loans based on opportunities presented and prevailing market conditions, in our sole discretion.

Loan Amounts; Leverage

The proposed amount of each Loan will be set forth in the loan application and reasonably supported by the budget for the project and appraisal. The budget shall include the purchase price and other land and lot costs and estimates for material supplies; fees to third parties; other acquisition, development, and/or construction costs; and must include a reserve for interest, taxes, homeowners’ association fees, and closing costs (including title insurance). Appraisals will be by a third-party appraiser and based on an “as built, highest and best use” valuation of the underlying real estate investment.

2

There will be no limit on the percentage of any particular loan amount in relation to the appraised ‘as built, highest and best use’ value, commonly referred to as “LTV,” however, we intend to issue the Loans in such amounts as requested and supported by the budget and/or appraisal subject to an aggregate loan portfolio threshold of 90% the appraised value of the underlying real estate investment, on an as built, best and highest use valuation.

The Borrower will use Loan proceeds to carry out all aspects of the acquisition of such assets, including, but not limited to, placement of earnest money deposits to be applied to the purchase of assets. In connection with the placement of earnest money deposits, Borrower’s right to receive a refund of earnest money deposits may be subordinate to pre-existing third party liens. Borrower’s inability to secure the refund of the earnest money deposits in the event that an acquisition does not close may in turn negatively affect Borrower’s ability to repay our Loans.

Repayment Terms; Loan Maturity

The Loans will generally be interest-only loans with interest paid currently. The Loans will generally be pre-payable at any time without premium or penalty. Each Loan will mature on June 30th of the fourth year following the year each Note was issued, provided however, that Borrower has the right to request two additional three-year term extensions of the relevant Loan, on or after the Loan maturity date, and we may grant such extension pursuant to the terms of the Loan Policies and Procedures. On the date of maturity, all principal and accrued and outstanding interest will become due and payable.

Notwithstanding the maturity date, upon the sale of property to a third-party buyer, the respective Loan shall be repaid in full as a condition to the release of the lien or other security. Loans are expected to be issued on a rolling-basis, so that once a Loan is repaid, those funds may be reissued in another Loan. Additionally, Borrower may pay principal and/or interest on the outstanding principal balance of the relevant Note without prepayment fee or penalty.

Borrower may request that any Loan outstanding as of its respective maturity date be extended, and we reserve the right to grant such extension request for up to two additional three-year terms. Borrower may also request new Loans even after the maturity date of the Loans and we reserve the right to approve such Loans. In either instance, such approval or grant will be subject to the Company’s ability to meet current and reasonable estimated liabilities, including Bond interest payments and obligations related to approved redemption requests.

Interest Rates; Interest Reserve

We will set the terms of the Loans, including the interest rates. We will seek to set interest rates that reflect the market interest rates for Loans of the same or similar type and purpose, while supporting our obligations, including the obligations under the Bonds provided that such interest rates shall be no less than 7% and no more than 15% per annum.

An interest reserve intended to cover debt service payments under the Loan shall be included in the budget for each development and/or construction project and will be funded from the proceeds of the applicable Loan, as needed. The Loans may be subordinate to third party and/or affiliated lender loans The required interest reserve for any particular Loan will be calculated by us, and generally based upon the amount of interest to accrue on monthly basis multiplied by the anticipated length of the Loan to remain outstanding. For purposes of the interest reserve calculation, the anticipated life of the Loan will be determined based upon the projected time to develop, construct, and sell a given project to a third-party buyer. While the maturity of the Loans will generally be approximately four years with certain rights of extension, we anticipate the average life-span of a Loan used for a single-family home to be less than 24 months after issuance. For Loans that are made to Borrower for multi-family or other commercial purposes, if any, the average life-spans for such Loans are more difficult to discern, as the nature of their size and scope may vary significantly, but we anticipate that any Loan made for such purpose would likely remain outstanding for three years or more. Notwithstanding the foregoing, the interest reserve for any particular loan may vary from the timeframes noted above, as determined in our discretion.

Additional information related to the Business Plan, including defaults and remedies related to the Loans can be found in the Offering Circular.

3

Description of Developer

We will invest substantially all of the proceeds from this offering available for investment, after the payment of fees and expenses, in the financing of the acquisition and/or development of real estate in the continental United States by MCI Development 1, LLC (“Developer”). Developer was formed as a Wyoming limited liability company on August 26, 2022, and is governed by a Limited Liability Company Agreement, dated August 26, 2022. Developer was formed for the acquisition of: (A) parcels of real property (including but not limited to raw/unentitled land and/or finished lots) (i) for development into single-family residential lots, (ii) for the construction of single-family homes to be marketed and sold to homebuyers, (iii) for the construction of condominiums to be marketed and sold to homebuyers, and (iv) for the development and/or construction of multi-family residential communities, (v) for the development and/or construction of storage facilities, retail, and/or other commercial real estate assets, or mixed-use properties; (B) the acquisition of existing single-family homes to be redeveloped, renovated, and/or repositioned for marketing and sale; (C) the acquisition of existing multi-family properties to be redeveloped, renovated, and/or repositioned for marketing and sale, and/or (D) the acquisition of existing commercial properties to be redeveloped, renovated, and/or repositioned for marketing and sale.

As of the date of this Annual Report, Developer has no operating history. Developer is anticipated to acquire and develop land and property through debt financing from the Company and third-party lenders, as well as capital contributions from the Developer’s members, pursuant to the capital call provisions of its limited liability company agreement. Construction, development, marketing and sales services associated with projects undertaken by the Developer will be provided by contracted vendors, pursuant to contractual arrangements agreed to at the time such services are engaged. The Developer may contract with affiliates of the Manager for construction, development, marketing and sales services related to its projects. However, the Developer has not entered into any prospective contracts, nor does it intend to exclusively contract, with such affiliates. While it is likely, in our view, that the Developer would be more apt to contract with affiliates where the Developer has actual knowledge of the quality of their services and capabilities, we understand that the Developer intends to competitively bid such services. If a third party would be more cost-effective, and the Developer believes the services can be provided to the same standards as an affiliate by such third party, we would anticipate, although we would have no control over the decision, that the Developer would enter contracts with that unrelated third party over an affiliate of the Manager.

The Developer is owned equally by AI Investments, LLC and ZI Investments, LLC, each of which is owned by a respective revocable trust. Pursuant to the operating agreement of Developer, AI Investments, LLC and ZI Investments, LLC have each agreed to contribute capital to the Developer in an amount to be called by the Developer as required for working capital purposes and to fund the acquisition and/or development of real estate assets, such as those for which we will provide financing. Should one of the Developer’s members fail to make any capital contributions or other payments required under the Developer’s operating agreement, such member will be deemed as being in default, and non-defaulting members may elect to enforce one or more provisions. These provisions (i) the non-defaulting Member may cause the Developer to borrow the due and unpaid amount for or on behalf of the defaulting member, in which case the interest and all other expenses incurred in connection with such borrowing shall be paid by the defaulting member; (ii) until such time as the unpaid contribution or payment and accrued interest thereon shall have been paid the non-defaulting member may elect to withhold any or all distributions to be made to such defaulting member and recover any such unpaid contribution or payment and accrued interest thereon by setoff against any such distributions so withheld; and (iii) the non-defaulting member may deny the defaulting Member the right to participate in any vote or consent of the members.

Market Opportunity

Based on research and findings of the current real estate and economic trends, the Developer believes that there will be continual growth into the foreseeable future for buyer demand of quality homes within its targeted acquisition and development areas of Texas and Oklahoma. Therefore, our Company and the Developer are preparing to respond to the increased demand and will therefore increase home building and land development activities in its growth markets. We will also continue to explore with Developer expansion into commercial asset opportunities, particularly in the multi-family sector.

4

General Offering Information

We filed an offering statement on Form 1-A (the “Offering Statement”) with the SEC on November 18, 2022, as amended by Form 1-A/A amendments, filed on January 5, 2023, March 23, 2023, June 21, 2023, November 13, 2023, December 14, 2023, January 26, 2024, February 12, 2024, March 6, 2024, April 23, 2024, June 4, 2024, and July 2, 2024, respectively, which offering statement was qualified by the SEC on July 18, 2024 and which we filed a Form 2563(G)(2) on July 25, 2024, and We filed post-qualification amendments to the Offering Statement on September 26, 2024, October 4, 2024, November 1, 2024, and our most recent post-qualification amendment to the Offering Statement on November 15, 2024, which was qualified by the SEC on November 15, 2024.

Pursuant to our Offering Statement, as amended, we are offering up to a maximum of $55,000,000 in the aggregate of Bonds (as hereafter defined). This offering consists of up to $44,000,000 of 7.00-11.00% senior secured bonds Class A Bonds (“Class A Bonds”), and up to $11,000,000 of 8.00-12.00% senior secured bonds (“Class B Bonds”), collectively referred to as the “Bonds”. The purchase price per Bond is $1,000, with a minimum purchase amount of $10,000, or the “minimum purchase;” however, the Company, in the Manager’s sole discretion, reserves the right to accept smaller purchase amounts. The Class A Bonds and Class B Bonds will be offered serially, over a maximum period of two years (subject to extension), starting from the date of qualification of the offering statement of which this offering circular is a part.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis of financial condition and results of operations in conjunction with our consolidated financial statements, and the related notes and other financial information included elsewhere in this Annual Report. The following discussion contains forward- looking statements that reflect our future plans, estimates, beliefs, and expected performance. These forward-looking statements are dependent upon events, risks, and uncertainties that may be outside of our control. Our future operating results are impossible to predict, and no guaranty or warranty is to be inferred from those forward-looking statements. Our actual results could differ materially from those disclosed in these forward-looking statements. Factors that could cause or contribute to such differences include those described in “Cautionary Statement Regarding Forward-Looking Statement” above and “Risk Factor” included in the Offering Circular.

General

The Company commenced operations on July 18, 2024, upon qualification by the SEC for the issuance of our Bonds.

Results of Operations

We operate on a calendar year. Set forth below is a discussion of our operating results for the period July 18, 2024 (commencement of operations) through December 31, 2024.

For the period ended December 31, 2024:

For the period ended December 31, 2024, the Company had not made any investments in Loans and therefore had no revenues from operations. Operating costs for the same period included bond interest expense of $13,328 and organization fees and offering expenses of $15,350, and other nominal third-party service fees. As of December 31, 2024 we had total assets of $743,809 and total liabilities of $772,213 (inclusive of total indebtedness of $758,000). Net loss for the period amounted to $28,404.

5

For the period ended December 31, 2023:

We had not commenced operations as of December 31, 2023.

Liquidity and Capital Resources

As of December 31, 2024, the Company has issued $15,000 of our Class A Bonds and $743,000 of our Class B Bonds, for an aggregate issuance of Bonds of $758,000. Offering proceeds will be applied to invest in the Loans, and the payment or reimbursement of selling commissions and other fees, expenses and uses as described in the Offering Circular. We will experience a relative increase in liquidity as we receive additional proceeds from the sale of Bonds and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our assets.

Our principal demands for cash will be for funding loans to the Developer, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. Generally, we will fund Loans to the Developer from the net proceeds of the Bonds offering.

We anticipate making our first investments in Loans in the second quarter of 2025 and that adequate cash will be generated from operations to fund our operating and administrative expenses, and any continuing debt service obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on the performance of the Developer as the borrower of the Loans and the economic and business environments of the various markets in which our underlying collateral properties are located. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient, then we intend for our Manager or its affiliates to cover debt service and operating and administrative expenses. As of the date of this Annual Report, the Manager has covered such expenses.

Potential future sources of capital include establishing additional offering of securities, whether debt or equity, proceeds from the payoff of Loans, and undistributed cash flow, subject to any limitations described in the Offering Circular. Note that, currently, we have not identified any additional source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing, if sought, will be available on favorable terms or at all.

Trend Information

We seek to invest primarily in the Loans. We cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. We are subject to, among other things, risk of defaults on the Loans in paying debt service on the Loans and the underlying real estate investments. To help hedge against this risk, our lending criteria requires that the Loans be limited on a portfolio basis to an aggregate 90% of the appraised value of the underlying real estate investment, on an as built, best and highest use valuation.

Our primary interest rate exposures relate to the yield on the Loans and the value of the underlying real estate investment and the cost of debt. Changes in interest rates and credit spreads may affect our ability to make Loans. Increases in interest rates and credit spreads may also negatively affect demand for Loans and could result in higher borrower default rates.

The U.S. Government has announced, and in some cases implemented, changes to trade policies, which includes significant increases in tariffs on imports from various countries and has indicated that it will seek to renegotiate or terminate certain existing trade agreements. The effects on the real estate remain uncertain, and the Company cannot predict whether the net effect of new trade policies will be positive, negative, or neutral to the value of real estate in the United States. These policies may potentially increase material costs for real estate construction efforts and may affect the value of real estate, including the properties securing our Loans. Further, sharp shifts in tariff policies and the potential for global trade conflict and retaliatory actions have caused disruption and volatility in capital markets globally. While the volatility may have negative effects to real estate markets, it could also result in buying opportunities for market participants. The Manager and its executive leadership continue to monitor evolving market conditions and their implications for the Company’s business objectives in order to best position the Company to respond effectively and strategically.

6

ITEM 3. MANAGERS AND OFFICERS

The following table sets forth certain information about our manager, executive officers, and significant employees of our Manager, as of the date of this Annual Report. We are managed by our Manager, and we do not have a board of directors, board of managers, or similar construct (or any committees thereof).

Name	Age	Position with our Company	Manager/Officer Since
Zach Ipour	45	Co-Founder and Co-President	Nov 2020
Aaron Ipour	53	Co-Founder and Co-President	Nov 2020
Richard Wygle	61	Chief Financial Officer	Nov 2020

Executive Officers and Managers

Set forth below is biographical information for our Sponsor’s executive officers.

Aaron Ipour, also known as Arash Afzalipour, is the co-founder and co-president of Megatel, a full-service developer and builder of single-family homes in Texas and Oklahoma. In 2006, Mr. Ipour co-founded Megatel with his brother, Zach Ipour. From its initial formation through 2007, Megatel concentrated on remodeling and selling existing homes; and after successfully renovating and selling approximately seven homes, Megatel transitioned into building single-family homes. Since 2007, Mr. Ipour and his brother have grown Megatel into a well-known and recognized builder of quality single-family homes. Mr. Ipour is actively responsible for Megatel’s corporate operations, which includes maintaining the Company’s production and institutional relationships, as well as managing all financial aspects of Megatel and its affiliates. Mr. Ipour was also instrumental in the development of Megatel’s luxury custom home brand, Oxbridge, which has been prominently featured in both the Dallas area “D” Magazine, and Luxe Interiors + Design Magazine. In addition to his role with Megatel, Mr. Ipour has been co-president of MCI Mortgage, Inc. (f/k/a RCM Mortgage, Inc.), a residential mortgage company and an affiliate of Megatel since 2013. Aaron Ipour was born in 1972 and he holds a master’s degree in Industrial Management with a Minor in Productivity and Efficiency Management.

Zach Ipour, also known as Armin Afzalipour, is the co-founder and co-president of Megatel, a full-service developer and builder of single-family homes in Texas and Oklahoma. In 2006, Mr. Ipour co-founded Megatel with his brother, Aaron Ipour. From its initial formation through 2007, Megatel concentrated on remodeling and selling existing homes; and after successfully renovating and selling approximately seven homes, Megatel transitioned into building single-family homes. Since 2007, Mr. Ipour and his brother have grown Megatel into a well-known and recognized builder of quality single family homes. Mr. Ipour is actively responsible for the organization’s field operations, including the sales and building divisions. Mr. Ipour is also instrumental in the growth of Megatel’s land acquisition, and development division. In addition to his role with Megatel, Mr. Ipour has been co-president of MCI Mortgage, Inc. (f/k/a RCM Mortgage, Inc.), a residential mortgage company and an affiliate of Megatel since 2013. Zach Ipour was born in 1979 and he holds a bachelor’s degree in Software Engineering with a minor in Computer Programming.

Richard Wygle is the Chief Financial Officer for our Company as well as Megatel/MCI. In this capacity, Mr. Wygle oversees the accounting functions for these companies. Previously, Mr. Wygle served as the Chief Financial Officer for Servitas/Collegiate Companies, a national student housing developer/builder/property management company as the Chief Financial Officer. During his tenure, he managed the accounting function along with human resources and property management. Mr. Wygle brings over 20 years of accounting experience to Megatel/MCI. The majority of that has been spent in Real Estate. In these rolls, he was responsible for GAAP reporting to outside investors, making sure policy and procedures were being followed and for helping maintain banking relationships. Mr. Wygle graduated from West Texas A&M University with a bachelor’s degree in Accounting. He is a Certified Public Accountant and a Certified Management Accountant.

7

Family Relationships

Aaron Ipour and Zach Ipour are brothers.

Executive Officer and Manager Compensation

Our Company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers.

Involvement in Certain Legal Proceedings

During the past five years, none of the persons identified above have been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

Conflicts of Interest

We are subject to a number of conflicts of interest arising out of our relationship with the Developer and its subsidiaries and the affiliated transactions contemplated by our business plan.

The members of our Manager are also the beneficial owners of the Developer and will have control of operations for the Developer and any SPEs of the Developer. Accordingly, the members of the Manager will have executive control over the projects the Developer and SPEs of the Developer undertake as well as approval of the Loans for us. Therefore, we anticipate that each Loan to an SPE of the Developer will be approved by the Manager at its sole discretion without independent, third-party assessment, so long as it conforms to the lending criteria requirements. The operating agreement provides the Manager with broad powers and authority which may exacerbate the existing conflicts of interest among your interests and those of the Manager, its executive officers and its other affiliates.

MH Title, LLC, which provides title closing services to Megatel, is controlled jointly by one of the principals of Hesse, Hesse & Blythe, PC, a law firm that provides certain legal services to Megatel, and the principals of the Manager. MH Title, LLC will receive fees or other compensation in connection with transactions for which proceeds from the sale of Bonds have been employed.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

We are a wholly-owned subsidiary of MCI Holdings, LLC. The table below sets forth, as of the date of the filing of this Annual Report, certain information regarding the beneficial ownership of our outstanding membership interests for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership interests and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership interests. Each person named in the table has sole voting and investment power with respect to all of the membership interests shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security, including options and warrants that are currently exercisable or exercisable within 60 days.

Security Ownership of Certain Beneficial Owners (5% or more)

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
LLC Interests	Zach Ipour*	N/A	50.00%
LLC Interests	Aaron Ipour*	N/A	50.00%
LLC Interests	All Executives and Managers*	N/A	100.00%

*Armin Afzalipour (also known as Zach Ipour) and Arash Afzalipour (also known as Aaron Ipour) are the sole members of the common member of the Company. Each beneficial owner’s address is 2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201.   See “General Information as to Our Company – Organizational Chart” included in our Offering Circular.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.

ITEM 6. OTHER INFORMATION

None.

8

ITEM 7. FINANCIAL STATEMENTS

MCI INCOME FUND VII, LLC

DECEMBER 31, 2024 AND DECEMBER 31, 2023

Page
Independent Auditors’ Report	F-1 – F-2
Financial Statements
Balance Sheets	F-3
Statements Of Operations And Changes In Members’ Deficit	F-4
Statements Of Cash Flows	F-5
Notes To Financial Statements	F-6 – F-9

MCI DEVELOPMENT 1, LLC

DECEMBER 31, 2024 AND DECEMBER 31, 2023

Page
Independent Auditors’ Report	F-10 – F-11
Financial Statements
Balance Sheets	F-12
Statements Of Operations And Changes In Members’ Deficit	F-13
Statements Of Cash Flows	F-14
Notes To Financial Statements	F-15 – F-16

9

Independent Auditors’ Report

To the Members

MCI Income Fund VII, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of MCI Income Fund VII, LLC (the “Company”), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations and changes in members’ deficit and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MCI Income Fund VII, LLC as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of MCI Income Fund VII, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about MCI Income Fund VII, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-1

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

Auditors’ Responsibilities for the Audit of the Financial Statements (Continued)

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of MCI Income Fund VII, LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about MCI Income Fund VII, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Lane Gorman Trubitt, LLC

Dallas, Texas

March 21, 2025

F-2

MCI Income Fund VII, LLC

Balance Sheets

	December 31, 2023	December 31, 2024
Assets

Current Assets
Cash and Cash Equivalents	$–	$695,509
Accounts Receivable	–	48,300
Total Current Assets	–	$743,809

Liabilities and Members' Deficit

Current Liabilities
Accounts Payable - Related Parties	$–	$14,213
Total Current Liabilities	–	14,213

Long-Term Liabilities
Bond Payable	–	758,000
Total Long-Term Liabilities		758,000

Total Liabilities	–	772,213

Members' Deficit	–	(28,404)

Total Liabilities and Members' Deficit	$–	$743,809

The accompanying notes are an integral part of these financial statements

F-3

MCI Income Fund VII, LLC

Statements of Operations and Changes in Members’ Deficit

Years Ended December 31,

	2023	2024
Revenue	$–	$–

Operating Expenses	–	15,350

Operating Income (Loss)	–	(15,350)

Other Income (Expense)
Interest Income	–	731
Miscellaneous Income	–	650
Interest Expense	–	(13,328)
Other Expense	–	(1,107)
Total Other Income (Expense)	–	(13,054)

Net Income (Loss)	–	(28,404)

Members' Capital, Beginning of the Year	–	–

Members' Deficit, End of the Year	$–	$(28,404)

The accompanying notes are an integral part of these financial statements

F-4

MCI Income Fund VII, LLC

Statements of Cash Flows

Years Ended December 31,

	2023	2024
Cash flows from operating activities
Net income (loss)	$–	$(28,404)
Changes in operating assets and liabilities, net
Accounts Receivable	–	(48,300)
Accounts Payable - Related Parties	–	14,213
Net cash used in operating activities	–	(62,491)

Cash flows from financing activities
Issuance of bonds	–	758,000
Net cash provided by financing activities	–	758,000

Cash flows from investing activities
Net cash provided by (used in) investing activities	–	–

Increase (decrease) in cash and cash equivalents	–	695,509

Cash and cash equivalents, at beginning of year	–	–

Cash and cash equivalents, end of year	$–	$695,509

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$–	$13,328

The accompanying notes are an integral part of these financial statements

F-5

MCI Income Fund VII, LLC

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS

MCI Income Fund VII, LLC (the Company), is a Delaware limited liability company formed to originate loans collateralized by residential and commercial real estate in the United States of America. The Company’s plan is to originate, acquire, and manage residential and commercial real estate loans and securities. Megatel Capital Investments, LLC is the Manager of the Company. The Company is headquartered in Dallas, Texas.

The Company was formed on August 29, 2022. The Company anticipates raising a maximum of $75 million of capital in the form of bonds pursuant to an exemption from registration under the amendments to Regulation A (“Regulation A+”) of the Jumpstart Our Business Startups Act of 2020 (the “JOBS act”), which amended section 3(b) of the Securities Act of 1933. The Company’s term is indefinite as of December 31, 2024.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Member Liability

A member is not personally liable or bound for the expenses, liabilities or obligations of the Company beyond the amount of such member’s capital contributions as defined in the company agreement. No member shall be obligated to provide additional capital contributions outside the “original capital contribution” made upon admission to the Company or to make a loan to the Company.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased, to be cash. The Company maintains cash balances in financial institution transactional accounts in Texas, which at times may exceed insured limits. The Company is exposed to credit risk due to current market conditions but has not experienced any loss in such accounts and does not anticipate any loss as a result of such credit risk.

Accounts Receivable, Notes Receivable and Allowance for Losses

Accounts receivable are stated at amortized cost. Management individually reviews all accounts receivable balances by customer. Management determines whether an allowance for credit losses is necessary using historical loss information by again category adjusted for current economic conditions and reasonable and supportable forecasts. The company provides for estimated uncollectible amounts through a charge to earnings and a credit to the allowance for expected credit losses. Balances that remain outstanding after the Company has used all reasonable collection efforts are written off through a charge to the allowance for estimated credit losses and a credit to accounts receivable. Balances are charged off against the allowance when management believes there is no possibility of recovery.

Notes receivable are stated at unpaid principal balances. Interest on the notes receivable is recognized over the term of the note and is calculated using the simple-interest method on principal amounts outstanding.

Notes receivable are charged-off to expense when they are deemed uncollectible. Management’s periodic evaluation of uncollectible notes receivable is based on past loss experience, known and other risks inherent in the portfolio, specific impaired notes receivable, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and current economic conditions.

F-6

MCI Income Fund VII, LLC

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable, Notes Receivable and Allowance for Losses (Continued)

The Company considers a note uncollectible when based on current information or factors, it is probable that the Company will not collect the principal and interest payments according to the note agreement. Management considers many factors in determining whether a note is impaired, such as payment history and value of collateral. As of December 31, 2024 and 2023, no notes receivable have been issued or determined to be uncollectible by the Company.

Bonds Payable

The Company issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis.

Revenue Recognition

Revenue is derived from interest income earned on notes receivable from related parties. Interest income is recognized on the accrual basis of accounting, based on the terms of the note receivable agreement. As of December 31, 2024, the Company has not issued notes receivable due from related parties and has recognized interest income from related parties.

Expense Recognition

Operating and other related expense are recorded on an accrual basis as incurred. Income Taxes

The Company has elected to be taxed as a partnership. In lieu of corporation income taxes, the members of the Company are responsible for their pro-rata share of The Company’s taxable income.

The Company evaluates tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the income tax provision. No interest and penalties have been accrued as of December 31, 2024 and 2023.

Use of Estimates

In preparing the Company’s financial statements, management is required to make estimates and assumptions that affect the collectability of the notes receivable – related parties and the accrued interest on the notes payable, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. It is at least reasonably possible that the estimates will change materially in the near term.

F-7

MCI Income Fund VII, LLC

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allocation of Net Income and Loss

The operating agreement provides detailed provisions regarding the allocation of net income and losses among the members of the Company. Generally, items of income and expense are allocated among members in proportion to their applicable membership interest. Members of the Company should refer to the operating agreement for a complete description of the membership provisions.

Variable Interest Entities

Generally accepted accounting principles provide a framework for identifying variable interest entities (“VIEs”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its financial statements. In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that (1) has an insufficient amount of equity to carry out its principal activities without additional subordinate financial support, (2) has a group of equity owners that are unable to direct the activities of the entity that most significantly impact its economic performance, or (3) has a group of equity owners that do not have the obligation to absorb losses of the entity or the right to receive returns of the entity. A VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE that is considered a variable interest (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation the primary beneficiary generally must initially record all the VIE’s assets, liabilities, and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. At December 31, 2024, the Company evaluated the MCI, LLC against the criteria for consolidation and determined that it is not the primary beneficiary of this entity as the Company does not bear the risk of loss for any non-payment of related liabilities incurred by the entity. Therefore, consolidation in the Company’s financial statements is not required. As disclosed in Note 4 below, the Company’s only activity with MCI, LLC for the year ended December 31, 2024, was related to payments made on the Company’s behalf by MCI, LLC. There was no activity with MCI, LLC for the year ended December 31, 2023.

Future Accounting Pronouncement

In November 2024, the FASB issued ASU Update No. 2024-03 Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. Under the new guidance, companies will provide more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; general and administrative, and research and development). The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early application of the amendments in this ASU is permitted. The Company is evaluating the impact that this accounting pronouncement will have on the financial statements.

3.	ACCOUNTS RECEIVABLE

Accounts receivable consists of the following as of December 31, 2024:

Bond proceeds receivable	$48,300

There were no accounts receivable at December 31, 2023. As of December 31, 2024 and 2023, and January 1, 2023, the allowance for credit losses was not material. There were no additions to the allowance for credit losses, write-offs charged against the allowance or recoveries of previously reserved for balances.

F-8

MCI Income Fund VII, LLC

NOTES TO FINANCIAL STATEMENTS

4.	BONDS PAYABLE

After the close of the initial bond issuance and first full quarter of operations, the Company anticipates making monthly interest payments to the A and B bondholders at a rate of 7.00% - 9.00% and 7.50% - 9.50% per annum, respectively. The bonds will be secured by the underlying liens form the loans made to related parties. The bonds will mature on June 30th of the fourth year following the initial year of issuance of the applicable series of bonds. The bonds will automatically renew at the same interest rate for two additional three-year terms, unless redeemed upon maturity at the Company’s or bondholder’s election

The bonds will be redeemable beginning June 30, 2029, at a rate of 10.00% per quarter unless the load from issuing the bonds has not been fully recovered, then the bonds will redeem at 5.00% per quarter.

As of December 31, 2024, the Company has issued bonds in the amount of $758,000. There were no bonds issued as of December 31, 2023.

5.	RELATED PARTY TRANSACTIONS

Accounts Payable – Related Parties

At December 31, 2024 and 2023, accounts payable – related party totaled $14,213 and $0, respectively, and represents amount owed to the Company’s sponsor, MCI, LLC for organization and offering expense (“O&O”) reimbursements and investor dividends paid on behalf of the Company.

6.	COMMITMENTS AND CONTINGENCIES

The Managing Member has incurred and will continue to incur organizational and offering expenses which are reimbursable from the Company, at 2% of total gross proceeds from the bond offerings. Organizational and offering costs include all costs and expenses to be paid by the Company in connection with the formation of the Company and the offering, including the Company’s legal, accounting, printing, mailing and filing fees, charges of our escrow agent, reimbursement of our dealer manager and participating broker-dealers for due diligence expenses, and other costs in connection with administrative oversight of the offering and the marketing process. The Company expenses organization costs as incurred. As of December 31, 2024 and 2023, organizational costs expensed were $15,350 and $0, respectively, and included on the statements of operations and changes in members’ deficit as operating expenses.

The Company has provided general indemnifications to the Managing Member, any affiliate of the managing member and any person acting on behalf of the managing member or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

7.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 21, 2025, which is the date the financial statements were available to be issued.

As of March 21, 2025, the balance in cash and bonds payable was approximately $1,075,600 and $1,121,000, respectively.

F-9

Independent Auditors’ Report

To the Members

MCI Development 1, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of MCI Development 1, LLC (the “Company”), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations and changes in members’ capital and cash flows for the year ended December 31, 2024 and 2023, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MCI Development 1, LLC as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of MCI Development 1, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about MCI Development 1, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-10

Auditors’ Responsibilities for the Audit of the Financial Statements (Continued)

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of MCI Development 1, LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about MCI Development 1, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Lane Gorman Trubitt, LLC

Dallas, Texas

March 21, 2025

F-11

MCI Development I, LLC

Balance Sheets

	December 31, 2023	December 31, 2024
Assets

Current Assets
Cash and Cash Equivalents	$–	$253
Total Current Assets	–	$253

Total Assets	$–	$253

Liabilities and Members' Deficit

Current Liabilities	$–	$–
Long-Term Liabilities	–	–

Total Liabilities	–	772,213

Members' Deficit	–	(28,404)

Total Liabilities and Members' Deficit	$–	$743,809

The accompanying notes are an integral part of these financial statements

F-12

MCI Development I, LLC

Statements of Operations and Changes in Members’ Deficit

For the Years Ended December 31,

	2023	2024
Revenue	$–	$–

Operating Expenses	–	–

Income (Loss) from Operations	–	–

Other Income (Expense)
Interest Income	–	1
Other Expense	–	(898)
Total Other Income (Expense)	–	(897)

Net Income (Loss)	–	(897)

Members' Capital, Beginning of the Year	–	–

Contributions	–	1,150

Members' Deficit, End of the Year	$–	$253

The accompanying notes are an integral part of these financial statements

F-13

MCI Development I, LLC

Statements of Cash Flows

For the Years Ended December 31,

	2023	2024
Cash flows from operating activities
Net income (loss)	$–	$(897)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Net cash provided by (used in) operating activities	–	(897)

Cash flows from financing activities
Net cash provided by (used in) financing activities	–	–

Cash flows from investing activities
Contributions from members	–	1,150
Net cash provided by (used in) investing activities	–	1,150

Increase (decrease) in cash and cash equivalents	–	253

Cash and cash equivalents, at beginning of year	–	–

Cash and cash equivalents, end of year	$–	$253

The accompanying notes are an integral part of these financial statements

F-14

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS

MCI Development 1, LLC (the Company), is a Wyoming limited liability company formed on August 26, 2022 for the acquisition of: (A) parcels of real property (including but not limited to raw/unentitled land and/or finished lots) (i) for development into single-family residential lots, (ii) for the construction of single-family homes to be marketed and sold to homebuyers, (iii) for the construction of condominiums to be marketed and sold to homebuyers, and (iv) for the development and/or construction of multi-family residential communities, (v) for the development and/or construction of storage facilities, retail, and/or other commercial real estate assets, or mixed-use properties; (B) the acquisition of existing single-family homes to be redeveloped, renovated, and/or repositioned for marketing and sale; (C) the acquisition of existing multi-family properties to be redeveloped, renovated, and/or repositioned for marketing and sale, and/or (D) the acquisition of existing commercial properties to be redeveloped, renovated, and/or repositioned for marketing and sale. The land and real property to be acquired, developed and constructed will be financed through MCI Income Fund VII, LLC (a related party under common control), third party lenders, as well as capital contributions from the Company’s members, pursuant to the capital call provisions of its limited liability company agreement. Construction, development, marketing and sales services associated with projects undertaken by the Company will be provided by contracted vendors, which may be affiliates of the Company or third parties, pursuant to contractual arrangements agreed to at the time such services are engaged.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Member Liability

A member is not personally liable or bound for the expenses, liabilities or obligations of the Company beyond the amount of such member’s capital contributions as defined in the company agreement. No member shall be obligated to provide additional capital contributions outside the “original capital contribution” made upon admission to the Company or to make a loan to the Company.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased, to be cash. The Company maintains cash balances in financial institution transactional accounts in Texas, which at times may exceed insured limits. The Company is exposed to credit risk due to current market conditions but has not experienced any loss in such accounts and does not anticipate any loss as a result of such credit risk.

Inventory

Inventory is stated at the lower of cost and net realizable value. Net realizable value is equal to the estimated sales price of the property in the ordinary course of business, less reasonably predictable costs of completion. Inventory includes the costs of lot acquisition and construction costs, capitalized interest, real estate taxes and direct overhead costs incurred during the development and construction of the property. As of December 31, 2024 and 2023, the Company had no costs capitalized for the purchase of development/construction of the properties held in inventory.

Revenue Recognition

Revenue and associated profits from the sales of the properties are recognized at the time of the closing of a sale, when title to and possession of the property are transferred to the purchaser. The Company’s performance obligation to deliver the agreed-upon property, is generally satisfied in less than one year from the original contract date.

For the periods ending December 31, 2024 and 2023, there were no sales or associated proceeds generated from the sale of properties by the Company.

F-15

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Expense Recognition

All costs incurred during the development and construction of the property are capitalized and recorded as inventory and recognized as cost of sales upon closing of the property. Costs incurred after the properties are completed are charged to selling, general and administrative (“SG&A”) as incurred. Operating and other related expense are expensed as incurred.

For the periods ended December 31, 2024 and 2023, the Company did not have any sales of properties charged to cost of sales, did not incur any SG&A costs for completed properties, or incur any operating expenses.

Income Taxes

The Company has elected to be taxed as a partnership. In lieu of corporation income taxes, the members of the Company are responsible for their pro-rata share of The Company’s taxable income.

The Company evaluates tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the income tax provision. No interest and penalties have been accrued as of December 31, 2024 and 2023.

Use of Estimates

In preparing the Company’s financial statements, management is required to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from these estimates. It is at least reasonably possible that the estimates will change materially in the near term.

Future Accounting Pronouncement

In November 2024, the FASB issued ASU Update No. 2024-03 Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. Under the new guidance, companies will provide more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; general and administrative, and research and development). The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early application of the amendments in this ASU is permitted. The Company is evaluating the impact that this accounting pronouncement will have on the financial statements.

3.	MEMBERS’ EQUITY

The operations of the Company are governed by the Company agreement. Company. No members will be liable for additional calls in excess of the original commitment.

The operating agreement provides detailed provisions regarding the allocation of net income and losses among the members of the Company. Generally, items of income and expense are allocated among members in proportion to their applicable membership interests. Members of the Company should refer to the operating agreement for a complete description of the membership provisions.

4.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 21, 2025 which is the date the financial statements were available to be issued.

F-16

ITEM 8. EXHIBITS

Exhibit Number	Exhibit Description

(1)(a)	Managing Broker-Dealer Agreement by and between Primus Financial Services, LLC and MCI Income Fund VII, LLC (Incorporated by reference to Exhibit 1(a) of the Company’s Form 1-A filed with the SEC on November 18, 2022)
(2)(a)	Certificate of Formation of MCI Income Fund VII, LLC (Incorporated by reference to Exhibit 2(a) of the Company’s Form 1-A filed with the SEC on November 18, 2022)
(2)(b)	Limited Liability Company Agreement of MCI Income Fund VII, LLC (Incorporated by reference to Exhibit 2(b) of the Company’s Form 1-A/A filed with the SEC on January 5, 2023)
(3)(a)	Form of Indenture (Incorporated by reference to Exhibit 3(a) of the Company’s Form 1-A/A filed with the SEC on January 26, 2024)
(3)(b)	Form of Class A Bond, as amended (Incorporated by reference to Exhibit (3)(b) of the Company’s Form 1-A POS filed with the SEC on November 1, 2024)
(3)(c)	Form of Class B Bond, as amended (Incorporated by reference to Exhibit (3)(c) of the Company’s Form 1-A POS filed with the SEC on November 1, 2024)
(3)(d)	Pledge and Security Agreement (Incorporated by reference to Exhibit (3)(d) of the Company’s Form 1-A POS filed with the SEC on November 18, 2022)
(3)(e)	Form of Promissory Note (Incorporated by reference to Exhibit (3)(e) of the Company’s Form 1-A filed with the SEC on November 18, 2022)
(3)(f)	First Amendment to Indenture (Incorporated by reference to Exhibit (3)(f) of the Company’s Form 1-A POS filed with the SEC on September 26, 2024)
(4)	Subscription Agreement (Incorporated by reference to Exhibit (4) of the Company’s Form 1-A POS filed with the SEC on November 1, 2024)
(11)(a)	Consent of Lane Gorman Trubitt, LLC, MCI Development 1, LLC - dated October 2, 2024 (Incorporated by reference to Exhibit (11)(a) of the Company’s Form 1-A POS filed with the SEC on October 4, 2024)
(11)(b)	Consent of Lane Gorman Trubitt, LLC, MCI Income Fund VII, LLC - dated October 2, 2024 (Incorporated by reference to Exhibit (11)(b) of the Company’s Form 1-A POS filed with the SEC on October 4, 2024)
(12)	Opinion of Maynard Nexsen, PC regarding legality of the Bonds (Incorporated by reference to Exhibit (12) of the Company’s Form 1-A POS filed with the SEC on November 15, 2024)
(99)	MCI Income VII, LLC Loan Policies and Procedures (Incorporated by reference to Exhibit (99) of the Company’s Form 1-A/A filed with the SEC on January 5, 2023)

10

SIGNATURES

Pursuant to the requirements of Regulation A, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas on April 29, 2025.

By:	MCI Holdings, LLC,
a Delaware limited liability company
its Sole Member

By:	/s/ Armin Afzalipour
Name:	Armin Afzalipour
Its:	Co-President

By:	/s/ Arash Afzalipour
Name:	Arash Afzalipour
Its:	Co-President

By:	/s/ Armin Afzalipour
Name:	Armin Afzalipour
Its:	Co-President

(Principal Executive Officer)

By:	/s/ Arash Afzalipour
Name:	Arash Afzalipour
Its:	Co-President

(Principal Executive Officer)

By:	/s/ Richard Wygle
Name:	Richard Wygle
Its:	Chief Financial Officer

(Principal Executive Officer and Principal Accounting Officer)

11